Exhibit 99.1

OSI Systems Reports First Quarter Fiscal 2015 Financial Results

  Record Q1 Earnings Per Share
    GAAP of $0.55 (77% increase over prior year)
    Non-GAAP of $0.57 (24% increase over prior year)
  Record Q1 Revenue of $218 million
  Company raises FY 2015 Sales guidance to $970 million - $995 million.
  Company raises FY 2015 non-GAAP Earnings guidance to $3.53 - $3.76 per share

HAWTHORNE, Calif.--(BUSINESS WIRE)--October 23, 2014--OSI Systems, Inc. (NASDAQ: OSIS) today announced financial results for the quarter ended September 30, 2014.

Deepak Chopra, OSI Systems’ Chairman and CEO, stated, “We are pleased to report solid first quarter performance which delivered record-breaking revenue, earnings and free cash flow providing a strong start to our fiscal year. Led by our Security division, our non-GAAP earnings increased 24% over the prior year.”

The Company reported revenues of $218.4 million for the first quarter of fiscal 2015, an increase of $12.1 million, or 6%, from the $206.3 million reported for the first quarter of fiscal 2014. Net income for the first quarter of fiscal 2015 was $11.2 million, or $0.55 per diluted share, compared to net income of $6.4 million, or $0.31 per diluted share, for the first quarter of fiscal 2014. Excluding the impact of restructuring and other charges, net income for the first quarter of fiscal 2015 would have been approximately $11.8 million, or $0.57 per diluted share, compared to net income of $9.4 million, or $0.46 per diluted share, for the comparable period of fiscal 2014.

During the three months ended September 30, 2014, the Company generated $28.0 million of free cash flow. Adjusted EBITDA during the quarter was $41.1 million, an increase of 24% over the comparable period of fiscal 2014. As of September 30, 2014, the Company’s backlog was $0.8 billion, which was comparable to the amount as of June 30, 2014. Capital expenditures for the period totaled $3.1 million.

Mr. Chopra continued, “Our Security division reported a 17% topline increase as a result of strong equipment sales, including partial fulfillment of our Foreign Military Sales contract to the U.S. Department of Defense. This sales growth combined with operating margin expansion led to record first-quarter Security division operating income of $17.3 million, a 31% increase over the prior year amount, excluding the impact of restructuring and other charges.”

Mr. Chopra concluded, “Our Healthcare division’s bookings during the first quarter increased significantly year-over-year, although the timing of certain orders did not enable us to fulfill many orders until the subsequent quarter. The resultant higher backlog and the opportunity pipeline leave us optimistic for the future in our Healthcare division.”

Fiscal Year 2015 Outlook

The Company is raising its sales guidance for fiscal 2015 to $970 million – $995 million. In addition, the Company is raising its earnings guidance and expects diluted earnings to increase at a rate of 13% to 20% over fiscal 2014 to $3.53 - $3.76 per share, excluding the impact of impairment, restructuring and other non-recurring charges, and the impact of certain tax elections.

Presentation of Non-GAAP Financial Measure; Non-GAAP Figures

This earnings release includes a presentation of Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is presented as a supplemental measure of the Company’s financial performance that we believe is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s operating activities across reporting periods. Its introduction coincided with the Company’s shift to increased levels of capital intensive turnkey screening services and the accompanying higher depreciation. Adjusted EBITDA is defined as net income, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of stock-based compensation, and impairment, restructuring and other charges. Not all companies use identical calculations and, accordingly, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Adjusted EBITDA is not a recognized term under accounting principles generally accepted in the United States and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. In addition, the Company uses Adjusted EBITDA to evaluate the effectiveness of the Company’s business strategies and because the Company’s credit agreements use measures similar to Adjusted EBITDA to measure compliance with certain covenants.

Discussion of adjustments to arrive at non-GAAP net income and diluted earnings per share figures and Adjusted EBITDA for the three months ended September 30, 2013 and 2014 is provided to allow for the comparison of underlying earnings, net of restructuring and other charges. We believe that providing these non-GAAP figures provides additional insight into the ongoing operations of the Company. Non-GAAP financial measures should not be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results primarily because they exclude amounts that we do not view as reflective of ongoing operating results when planning and forecasting and when assessing the performance of the business. We believe that our non-GAAP financial measures also facilitate the comparison of results for current periods and guidance for future periods with results for past periods.

Reconciliations of GAAP to non-GAAP net income and diluted earnings per share, and net income to Adjusted EBITDA are provided in the accompanying tables.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 9:00 a.m. PT (12:00 p.m. ET), today to discuss its results for the first quarter of fiscal 2015. To listen, please visit the investor relations section of the OSI Systems website, http://investors.osi-systems.com/index.cfm and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call until November 7, 2014. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-888-286-8010 and entering the conference call identification number ’12275623’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products and provides related services in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. It implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems, Inc. or any of its subsidiary companies, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to the Company’s current expectations, beliefs, projections and similar expressions concerning matters that are not historical facts and are not guarantees of future performance. Forward-looking statements involve uncertainties, risks, assumptions and contingencies, many of which are outside the Company’s control and which may cause actual results to differ materially from those described in or implied by any forward-looking statement. Such statements include, but are not limited to, information provided regarding expected revenues and earnings in fiscal 2015. In addition, the Company could be exposed to a variety of negative consequences as a result of delays related to the award of domestic and international contracts; delays in customer programs; unanticipated impacts of sequestration and other provisions of the Budget Control Act of 2011 as modified by the Bipartisan Budget Act of 2013; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to the Company’s businesses; market acceptance of the Company’s new and existing technologies, products and services; the Company’s ability to win new business and convert any orders received to sales within the fiscal year in accordance with the Company’s annual operating plan; enforcement actions in respect of any noncompliance with laws and regulations including export control and environmental regulations and the matters that are the subject of some or all of the Company’s ongoing investigations and compliance reviews, contract and regulatory compliance matters, and actions, if brought, resulting in judgments, settlements, fines, injunctions, debarment or penalties, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in the Company’s Securities and Exchange Commission filings which could have a material and adverse impact on the Company’s business, financial condition and results of operation. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014 and other risks described in documents filed by the Company from time to time with the Securities and Exchange Commission. All forward-looking statements are based on currently available information and speak only as of the date on which they are made. The Company assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent it is required to do so in connection with its ongoing requirements under federal securities laws.

OSI SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	September 30,
	2013	2014

Revenue	$206,274	$218,397
Cost of goods sold	138,328	144,155
Gross profit	67,946	74,242
Operating expenses:
Selling, general and administrative	42,214	44,182
Research and development	11,020	12,670
Restructuring and other charges	4,239	726
Total operating expenses	57,473	57,578
Income from operations	10,473	16,664
Interest and other expense, net	(1,470)	(864)
Income before income taxes	9,003	15,800
Provision for income taxes	2,609	4,551
Net income	$6,394	$11,249

Diluted income per share	$0.31	$0.55
Weighted average shares outstanding – diluted	20,620	20,529

Consolidated Balance Sheets
(in thousands)

		(unaudited)
	June 30, 2014	September 30, 2014
Assets
Cash and cash equivalents	$38,831	$37,274
Accounts receivable, net	185,773	155,849
Inventories	234,138	264,394
Other current assets	120,488	125,484
Total current assets	579,230	583,001
Non-current assets	444,956	445,054
Total Assets	$1,024,186	$1,028,055

Liabilities and Stockholders' Equity
Bank lines of credit	$24,000	$30,000
Current portion of long-term debt	2,819	2,820
Accounts payable and accrued expenses	130,437	134,546
Deferred revenues	60,677	55,958
Other current liabilities	92,046	98,310
Total current liabilities	309,979	321,634
Long-term debt	10,436	11,267
Advances from customers	50,000	43,750
Deferred income taxes	73,161	73,978
Other long-term liabilities	48,397	55,257
Total liabilities	491,973	505,886
Total stockholders’ equity	532,213	522,169
Total Liabilities and Equity	$1,024,186	$1,028,055

Segment Information
(in thousands)
(unaudited)

	Three Months Ended
	September 30,
	2013	2014
Revenues – by Segment:
Security division	$97,153	$113,439
Healthcare division	45,787	47,834
Optoelectronics and Manufacturing division, including intersegment revenues	71,311	69,086
Intersegment revenues elimination	(7,977)	(11,962)
Total	$206,274	$218,397

Operating income (loss) – by Segment:
Security division (i)	$11,622	$17,259
Healthcare division (ii)	(1,998)	62
Optoelectronics and Manufacturing division (iii)	4,765	4,327
Corporate (iv)	(4,045)	(4,517)
Eliminations	129	(467)
Total	$10,473	$16,664

(i)	Includes restructuring and other charges of $1.6 million and $0.1 million for the three months ended September 30, 2013 and 2014, respectively.
(ii)	Includes restructuring and other charges of $2.0 and $0.1 million for the three months ended September 30, 2013 and 2014, respectively.
(iii)	Includes restructuring and other charges of $0.6 and $0.1 million for the three months ended September 30, 2013 and 2014, respectively.
(iv)	Includes restructuring and other charges of $0.4 million for the three months ended September 30, 2014.

Reconciliation of GAAP to Non-GAAP
(in thousands, except earnings per share data)
(unaudited)

	Three Months Ended September 30,
	2013		2014
	Net		Net
	income	EPS	income	EPS

GAAP basis	$6,394	$0.31	$11,249	$0.55
Restructuring and other charges, net of tax	3,011	0.15	517	0.02
Non-GAAP basis	$9,405	$0.46	$11,766	$0.57

Reconciliation of Net Income to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30,
	2013	2014

Net income	$6,394	$11,249
Interest expense, net	1,470	870
Provision for income taxes	2,609	4,551
Depreciation and amortization	12,873	17,741

EBITDA	23,346	34,411
Stock-based compensation	5,638	5,995
Restructuring and other charges	4,239	726

Adjusted EBITDA	$33,223	$41,132

CONTACT:
OSI Systems, Inc.
Ajay Vashishat, 310-349-2237
Vice President, Business Development
avashishat@osi-systems.com